FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
July 20, 2009	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Begins Production from Grabowka-12 Well

Salt Lake City, July 20, 2009 – FX Energy, Inc. (NASDAQ: FXEN) reported the completion of facilities and start of production from the Grabowka-12 well in Poland. The well is producing at a rate of between 740,000 and 925,000 cubic feet of gas per day. Net revenue to FX Energy from the Grabowka-12 well is expected to generate approximately $500,000 per year over the next several years.

Two other wells, Grabowka-6 and 8, are expected to be worked over and begin production at a later date. FX Energy owns 100% working interest in the Grabowka field which is located in western Poland in the Company’s concession Block 287.

PL Energia, a gas distribution company in Poland, is the purchaser of the gas from the Grabowka field. Under the three well re-entry program, gas will be sold at a fixed rate of approximately $1.62 per mcf (approximately $2.70 per mmbtu based on 60% methane content). This price, which is lower than the current market price, was agreed upon in order to compensate the buyer for taking on all of the cost and risk of re-entering, completing the wells and paying for construction of the production facilities. Gas is being compressed and transported by truck. The combination of the purchaser provided financing and the lower than normal gas price effectively creates an economic outcome similar to a royalty interest for FX Energy.

The Grabowka field was discovered in 1983-85. The wells were production tested but never produced commercially. In 2003, FX Energy acquired the rights to the 213,000 acre block where the field is located. Subsequently, FX Energy entered into an agreement with PL Energia, S.A.

FX Energy also reported that the Ostrowiec-1 well is currently drilling at a depth of 2,850 meters. Projected target depth of the Ca2 is 3,755 meters and the potential Rotliegend target at 4,080 meters. FX Energy owns 51% of the well; POGC owns 49%.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.